Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212/554-5469
Kate Blute – Director of Investor and Public Relations
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces that

Avalon Correctional Services Has Abandoned Its Consent Solicitation

TUCSON, AZ, – March 3, 2009 — The Providence Service Corporation (Nasdaq: PRSC) today announced that Avalon Correctional Services (Pnk: CITY.PK) has abandoned its disruptive and distracting consent solicitation against Providence. “We are delighted that Avalon and its controlling stockholder, Donald E. Smith, have finally recognized that continuing their consent solicitation is not in the best interests of ALL Providence stockholders. We look forward to moving beyond this unnecessary distraction and returning our full time and attention to delivering on Providence’s very significant potential and enhancing value for ALL Providence stockholders,” said Fletcher McCusker, Chairman and CEO.

“While we would have much preferred to focus our time elsewhere such as on our numerous ongoing initiatives to enhance stockholder value, we were not going to allow ONE dissident stockholder group to intimidate or bully us into acceding to their demands so that they could further their own personal agenda. The Providence Board and management strongly believe that Providence must be run like any other public company - for the benefit of ALL stockholders - and are committed to doing just that. We are very confident that Providence is moving in the right direction.

“Given Don Smith’s record of operating Avalon like it was his personal property and his very public record of taking actions, such as voluntarily delisting from Nasdaq and terminating the registration of Avalon’s shares, so as to cease being required to comply with the corporate governance and public disclosure requirements imposed by Nasdaq and the SEC, we are confident that our stockholders would have been quick to seriously question his commitment to corporate governance issues and wonder whether this consent solicitation was not being driven by some ulterior motive. We find it interesting that, notwithstanding their expressed concern with our corporate governance, at no time in any of our in-person or other interactions with Avalon did they ever approach us with suggested changes to our Bylaws or corporate governance policies or attempt in any way to contact us or engage in any dialogue with us about our Bylaws or any other corporate governance matters prior to their filing of their Consent

5524 E. Fourth Street • Tucson, Arizona 85711 • Tel 520/747-6600 • Fax 520/747-6605 • www.provcorp.com

Solicitation Statement, choosing instead to thrust Providence directly into a costly, disruptive and distracting consent solicitation. As we have previously said, we believe that this consent solicitation was intended to benefit, not ALL the stockholders of Providence, but only Avalon and Don Smith by facilitating their quest for substantial influence and effective control over Providence.

“The decision by Avalon to abandon its consent solicitation came only a few days after Providence made it abundantly clear that it was not going to make changes to its bylaws to facilitate Avalon’s ability to engage in proxy contests against Providence. Among other things, Avalon was seeking to prevent Providence from being able to (a) obtain necessary and relevant information regarding a candidate’s background and qualifications, (b) have the candidate confirm that he or she is not a party to any agreements that would interfere with the ability of such candidate, if elected as a director, to comply with their fiduciary duties under applicable law, (c) require the candidate to comply with the Company’s insider trading, confidentiality, corporate governance, conflicts of interest and other corporate policies and guidelines and (d) fully and properly inform stockholders of any matters that a stockholder may bring before an annual meeting of stockholders.”

Mr. McCusker concluded, “We have a strong foundation of solid corporate governance practices. Our committees are already 100% independent and our board is already two-thirds independent. As we demonstrated with the bylaw amendments that the Providence Board adopted on February 24, 2009, our Board is committed to adopting best practices in corporate governance irrespective of how those best practices come to our attention. However, we will continue to vigorously protect the interests of ALL stockholders from a dissident stockholder, such as Avalon, that would seek to utilize limited company resources to advance narrow interests or personal agendas and distract Providence and our management team from their continuing focus on enhancing stockholder value and acting in the best interests of ALL Providence stockholders.”

About Providence

Providence Service Corporation, through its owned and managed entities, provides home and community based social services and non-emergency transportation services management to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence does not own or operate beds, treatment facilities, hospitals or group homes, preferring to provide services in the client’s own home or other community setting. The Company provides a range of services through its direct and managed entities to over 74,000 clients through 870 contracts at September 30, 2008, with an estimated six million individuals eligible to receive the Company’s non-emergency transportation services related to its LogistiCare operations. Combined, the Company has a nearly $1 billion book of business including managed entities.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the

Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to the global credit crisis, capital market conditions, and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

###